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                                                              EXHIBIT 11

                                               SENECA FOODS CORPORATION AND SUBSIDIARIES
                                                   COMPUTATION OF EARNINGS PER SHARE

                                                   (In thousands except share data)



                                                                  Three Months Ended                  Six Months Ended
                                                                  ------------------                  ----------------
                                                                9/28/02        9/29/01             9/28/02         9/29/01
                                                                -------        -------             -------         -------
Basic Net Earnings (Loss) Applicable
  to Common Stock:

Net Earnings (Loss)                                 $            2,090  $        (416)  $            4,022 $        (1,702)
  Deduct Preferred Cash Dividends                                    6              6                   12              12
                                                     ---------------------------------------------------------------------
Net Earnings (Loss) Applicable to
      Common Stock                                  $            2,084  $        (422)  $            4,010 $        (1,714)
                                                    ======================================================================

Weighted Average Common Shares
  Outstanding for Primary Earnings
  per Share                                                      6,591          6,585                6,590           6,583
                                                    ======================================================================

Basic Earnings (Loss) Per Share                     $              .32  $        (.06)  $              .61          $ (.26)
                                                    ======================================================================

Diluted Net Earnings (Loss) Applicable to Common Stock:

Net Earnings (Loss) Applicable to
  Common Stock                                      $            2,084  $        (422)  $            4,010 $        (1,714)
Add Back Preferred Cash Dividends                                    5              -                   10               -
                                                    ----------------------------------------------------------------------
Net Earnings (Loss) Applicable to
      Common Stock                                  $            2,089  $        (422)  $            4,020 $        (1,714)
                                                    ======================================================================

Weighted Average Common
  Shares Outstanding                                             6,591          6,585                6,590           6,583
Effect of Convertible Preferred Stock                            3,634              -                3,635               -
                                                    ----------------------------------------------------------------------
Weighted Average Common Shares
  Outstanding for Diluted Earnings
  per Share                                                     10,225          6,585               10,225           6,583
                                                     =====================================================================

Diluted Earnings (Loss) Per Share                    $             .20  $        (.06)  $              .39  $         (.26)
                                                     =====================================================================
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